                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     2.   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

          ----------------------------------------------------------------------
     4.   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     5.   Total fee paid:

          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or form or schedule and the date of its filing.

     1.   Amount previously paid:

          ----------------------------------------------------------------------
     2.   Form, Schedule or Registration No.

          ----------------------------------------------------------------------
     3.   Filing party:

          ----------------------------------------------------------------------
     4.   Date Filed:

          ----------------------------------------------------------------------

[LOGO] MIIX

THE MIIX GROUP, INCORPORATED
Two Princess Road
Lawrenceville, NJ  08648



                                                           April 8, 2003


Dear Stockholders:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of The MIIX Group, Incorporated, which will be held at the Company's headquarters located at Two Princess Road, Lawrenceville, New Jersey, on Thursday, May 8, 2003, at 10:00 a.m. (EDT).

     The business to be considered and voted on at the meeting is explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     ON BEHALF OF THE BOARD OF DIRECTORS AND MANAGEMENT, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, OR SUBMIT YOUR VOTE BY TELEPHONE OR THE INTERNET AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING. Your vote is important. Returning the enclosed proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

     Thank you for your support of our Company.

Sincerely,

/s/ Patricia A. Costante

Patricia A. Costante
Chairman and Chief Executive Officer

                          THE MIIX GROUP, INCORPORATED
                               TWO PRINCESS ROAD
                        LAWRENCEVILLE, NEW JERSEY 08648


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of The MIIX Group, Incorporated (the "Company"), a Delaware corporation, will be held at the Company's headquarters, located at Two Princess Road, Lawrenceville, New Jersey, on Thursday, May 8, 2003, 10:00 a.m. (EDT) for the following purposes:

1. To consider and vote on the election of three directors to serve until the Annual Meeting of Stockholders in 2006 or until their successors are duly elected and qualified.

2. To approve an amendment to the Company's Restated Certificate of Incorporation decreasing the minimum number of directors to five.

3. To transact such other business as may be properly brought before the meeting and any adjournment thereof.

Only stockholders of record at the close of business on March 21, 2003 are entitled to receive notice of, and to vote at the Annual Meeting or any adjournments thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. Alternatively, you may vote by telephone or the Internet, as explained in the proxy. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

By Order of the Board of Directors,

/s/ Patricia A. Costante

Patricia A. Costante
Chairman and Chief Executive Officer


Dated:  April 8, 2003

                               TABLE OF CONTENTS


GENERAL INFORMATION...........................................................1

QUORUM AND VOTING REQUIREMENTS................................................2

PROPOSAL 1: ELECTION OF DIRECTORS.............................................2

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE......................................3

PROPOSAL 2: AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
INCORPORATION ................................................................5

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN
BENEFICIAL OWNERS.............................................................6

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS.............................8

AUDIT FEES ...................................................................9

AUDIT COMMITTEE REPORT........................................................10

EXECUTIVE COMPENSATION........................................................12

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.......................17

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...................22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................22

STOCK PERFORMANCE GRAPH.......................................................26

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................26

STOCKHOLDER PROPOSALS AND NOMINATIONS.........................................27

                          THE MIIX GROUP, INCORPORATED
                               TWO PRINCESS ROAD
                        LAWRENCEVILLE, NEW JERSEY 08648

                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 2003

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of The MIIX Group, Incorporated (the "Company"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's headquarters, Two Princess Road, Lawrenceville, New Jersey 08648, at 10:00 a.m. (EDT) on Thursday, May 8, 2003, and at any postponement or adjournment thereof. The date of this Proxy Statement is April 8, 2003, the approximate date on which it was first mailed to stockholders. Please complete, date and sign the enclosed proxy and return it promptly in the envelope provided, whether or not you plan to attend the annual meeting. Alternatively, you may vote by telephone or the Internet, as explained in the proxy. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. The proxy may be revoked by appropriate written notice to the Secretary of the Company or by voting in person at the meeting.

GENERAL INFORMATION

A copy of the Company's Annual Report on Form 10-K for 2002 (without exhibits), including consolidated financial statements for the year ended December 31, 2002, accompanies this Proxy Statement. It is not considered part of these solicitation materials. The Company is currently operating in the most volatile medical malpractice environment in recent history, which adversely affected the Company's financial position last year. Stockholders are encouraged to review the Form 10-K carefully.

As of March 21, 2003, the record date for the determination of stockholders entitled to vote at the Annual Meeting, 14,564,143 shares of Common Stock of the Company were issued and outstanding. Holders of Common Stock are entitled to one vote on each matter considered and voted on at the Annual Meeting for each share of Common Stock held of record as of the record date. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED: (i) "FOR" THE ELECTION OF THE THREE NOMINEES NAMED IN THE PROXY AS DIRECTORS OF THE COMPANY; AND (ii) "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION DECREASING THE MINIMUM NUMBER OF DIRECTORS TO FIVE.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date, or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to the revocation of proxies should be addressed as follows: The MIIX Group, Incorporated, Two Princess Road, Lawrenceville, New Jersey 08648, Attention:
Catherine E. Williams.

QUORUM AND VOTING REQUIREMENTS

The presence, in person or by proxy, of the holders of one-third (1/3) of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. The three nominees for director receiving the highest number of affirmative votes of the shares whose holders are present in person or by proxy at the Annual Meeting and entitled to vote shall be elected as directors. Cumulative voting is not permitted. Approval of Proposal 2 requires the affirmative vote of at least two-thirds (2/3) of the outstanding Common Stock of the Company. Because directors are elected by a plurality of the votes cast, withholding authority to vote for a particular candidate does not have the same impact as a vote against a proposition which requires the affirmative votes of the holders of a specified percentage of the votes cast or votes present for adoption. Similarly, any "broker non-votes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters, but not on others) would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum.

Shares may be voted by mail, telephone or the Internet. Stockholders with shares registered directly with EquiServe Trust Company, N.A., the Company's transfer agent, may vote by telephone by calling (877) 779-8683, or the Internet by logging onto www.eproxyvote.com/mhu, or mailing the signed and completed proxy to The MIIX Group, Incorporated, c/o EquiServe, P. O. Box 8240, Edison, New Jersey 08818-9177. A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the program, you may vote those shares by calling the telephone number referenced in your proxy. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

PROXY SOLICITATION

The Company will bear the cost of soliciting proxies from its stockholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the directors, executives and employees of the Company or its subsidiaries. The Company has engaged Georgeson Shareholder Communications to assist in soliciting proxies for a fee of approximately $7,500 plus reasonable out-of-pocket expenses.

PROPOSAL 1:  ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

The Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The Board has nominated three directors for election to terms ending at the Annual Meeting of Stockholders in the year 2006 or until their respective successors have been duly elected and qualified. The nominees are Harry M. Carnes, M.D., Dominick D'Agosta and Bessie M. Sullivan, M.D., all of whom currently serve as directors.

Although the persons nominated have consented to serve as Directors if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve, if any nominee withdraws or otherwise becomes unable to serve prior to the Annual Meeting, the persons named as proxies will vote for any substitute nominee selected by the Board of Directors.

Set forth below is certain information regarding the nominees for election as directors and those directors whose terms of office as directors will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS ENDING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2006

Harry M. Carnes, M.D., (70) Director since 1997. Dr. Carnes has served as a member of the Board of Directors of New Jersey State Medical Underwriters, Inc. ("Underwriter"), now a subsidiary of the Company, since 1989. He is a board certified physician practicing in Audubon, New Jersey. Dr. Carnes is a member of the American Academy of Family Practice, the American Medical Association, the Camden County Medical Society, the Medical Society of New Jersey and the New Jersey Medical Political Action Committee.

Dominick D'Agosta, (61) Director since 2003. Mr. D'Agosta has served in the Office of the Chairman of Fleet Bank of New Jersey since 2001. Prior to this position, he served in the Office of the President of Summit Bank from 1996 to 2001. Mr. D'Agosta has 44 years of experience in the banking industry and has worked in various senior management positions, which included positions in marketing, operations and branch administration. He serves as Vice Chair of the Hudson County Chamber of Commerce and Meadowlands Chamber of Commerce, Director of Commerce and Industry Association, National Conference for Community & Justice, Arthritis Foundation of New Jersey and Bon Secours of Canterbury Partnership for Care. Mr. D'Agosta is Chair of the New Jersey City University Foundation and Yes Consultation Service.

Bessie M. Sullivan, M.D., (61) Director since 1997. Dr. Sullivan was a member of the Board of Governors of Medical Inter-Insurance Exchange of New Jersey ("Exchange"), the predecessor of MIIX Insurance Company from 1992 to 1999. She is a board certified physician practicing in Edison, New Jersey with Arthritis, Allergy & Immunology Center. Dr. Sullivan is a member of the American Medical Association and the American Rheumatism Association, a trustee and Secretary of the Medical Society of New Jersey, and a member of the Executive Committee of the Union County Medical Society.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

TERMS EXPIRING AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS

Paul J. Hirsch, M.D., (65) Vice Chairman of the Board of Directors since 1997. Dr. Hirsch has served as Chairman since 2000 and previously served as Vice Chairman of the Board of Directors of the Underwriter from 1990 to 2000. He is a board certified physician practicing in Bridgewater, New Jersey, with BioSport Orthopedics and Sports Medicine. Dr. Hirsch is President and Medical Director of InterMedix, an orthopedic specialty care network. He is a member of the American Academy of Orthopedic Surgeons, the American Orthopedic

Association, the American College of Surgeons, the American Medical Association, and the Medical Society of New Jersey. He currently serves on the Board of Trustees for Raritan Valley Community College. Dr. Hirsch is a clinical professor of orthopedic surgery at Seton Hall School of Graduate Medical Education and Editor in Chief of New Jersey Medicine.

A. Richard Miskoff, D.O., (61) Director since 1997. Dr. Miskoff served as a member of the Board of Governors of the Exchange from 1994 to 1999. He is a board certified physician practicing in Edison, New Jersey. Dr. Miskoff is a member of the American Osteopathic Association, the American Society of Clinical Oncologists, the American Society of Hematology, and the New Jersey Association of Osteopathic Physicians. He is past president of the Middlesex County Medical Society of Osteopathic Physicians. Dr. Miskoff is Director of the Cancer Program at JFK Medical Center, Edison, New Jersey.

Martin L. Sorger, M.D., (68) Director since 1997. Dr. Sorger served as a member of the Board of Governors of the Exchange from 1979 to 1999. He is a board certified orthopedic physician practicing in Glen Ridge, New Jersey, and a member of the Montclair Orthopedic Group. Dr. Sorger is a member of the American Academy of Orthopedic Surgeons, the American Medical Association, the American College of Surgeons and a former member of its Board of Councilors. He is a member of the executive committee and past president of the New Jersey Orthopedic Society. Dr. Sorger is Vice President of InterMedix, an orthopedic specialty care network.

TERMS EXPIRING AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS

Patricia A. Costante, (46) Director since 2001. Patricia A. Costante has been Chairman since 2002 and Chief Executive Officer of the Company since 2001. Before being named Chief Executive Officer, Ms. Costante was the Company's Chief Operating Officer from September 2001 to November 2001. Prior to serving as Chief Operating Officer, she was Senior Vice President responsible for the sale and delivery of all products and services to the New Jersey physician market from March 2000 to September 2001. Prior to being named Senior Vice President, Ms. Costante was Executive Vice President and Chief Operating Officer of MIIX Healthcare Group, Inc., a subsidiary of the Underwriter from April 1998 to March 2000 and from July 1996 to April 1998 served as Assistant Vice President. Ms. Costante is Deputy Editor, NEW JERSEY MEDICINE, Journal of the Medical Society of New Jersey; member, Board of Trustees, Catholic Charities, Diocese of Trenton.

Angelo S. Agro, M.D., (54) Director since 1997. Dr. Agro has been a member of the Board of Directors of the Underwriter since 1990. He is a physician certified by the American Board of Otolaryngology and practices in Voorhees, New Jersey with Professional Otolaryngology Associates. He is a member of the American Academy of Otolaryngology, the American Medical Association, the American College of Surgeons, and a trustee of the Medical Society of New Jersey.

Carl Restivo, Jr., M.D., (56), Director since 1997. Dr. Restivo has been a member of the Board of Directors of the Underwriter since 1997. He is a board certified physician practicing in Jersey City, New Jersey. Dr. Restivo is a member of the Arthritis Foundation and the New Jersey Chapter of the American Medical Association.

PROPOSAL 2:  AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

Article VI.(a) of the Company's Restated Certificate of Incorporation currently provides that the number of directors shall not be less than nine (9) nor more than thirty-five (35), with the exact number of directors to be set forth pursuant to the By-laws of the Corporation. The Board of Directors recommends an amendment to the Restated Certificate of Incorporation that would change the minimum number of directors to five (5).

TEXT OF THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

If Proposal 2 is approved by the stockholders, Article VI.(a) of the Company's Restated Certificate of Incorporation will be amended in its entirety to read as follows:

(a) Subject to the rights of holders of any series of preferred stock, if any, to elect Directors under specified circumstances, the number of Directors shall be set forth in or pursuant to the By-laws of the Corporation, but shall not be less than five (5) nor more than thirty-five (35). The Board of Directors, other than those who may be elected by the holders of any series of preferred stock, if any, shall be divided into three classes designated Classes I, II and III, which shall be as nearly equal in number as possible. At each annual meeting of stockholders, the respective successors of each class shall be elected for three-year terms.

PURPOSE OF THE PROPOSED AMENDMENT

The Board of Directors believes that this proposed amendment to the Company's Restated Certificate of Incorporation is in the best interests of stockholders because it will give the Board increased flexibility in the future to reduce the size of the Board. The current minimum size of the Board is nine members. The Board believes that nine directors is appropriate at this time. However, one of the primary challenges facing the Company at the current time is reducing overhead and administrative costs. The amendment will permit the Board, if it determines it to be necessary in its business judgment, to reduce its membership to not less than five directors and thereby reduce the Company's overall expenses.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN
BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 21, 2003, by (i) each stockholder known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each additional executive officer named in the summary compensation table under "Executive Compensation," and (iv) all directors and officers of the Company as a group. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.


         STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

                                                         STOCK
                                        SHARES OF       OPTIONS                           %
                                         COMMON         VESTED &                          of
Name                                      Stock      Exercisable(1)       Total        Class
-------------------------------------- ------------ ----------------- ------------- -----------
Grace & White, Inc.(2)                  1,031,632                 0    1,031,632        6.9%
Berno, Gambal & Barbee, Inc.(3)           873,150                 0      873,150        5.8%
Medical Society of New Jersey (4)         821,365                 0      821,365        5.5%
Patricia A. Costante                      260,500            92,500      353,000        2.3%
Angelo S. Agro, M.D. (5)                    2,228            23,750       25,978          *
Harry M. Carnes, M.D. (6)                  20,111            53,294       73,405          *
Paul J. Hirsch, M.D. (7)                   30,381            27,232       57,613          *
A. Richard Miskoff, D.O.                      714            30,302       31,016          *
Carl Restivo, Jr., M.D.                    69,076            25,607       94,683          *
Martin L. Sorger, M.D. (8)                  6,593            25,607       32,200          *
Bessie M. Sullivan, M.D. (9)                1,667            53,294       54,961          *
William G. Davis, Jr.                     173,262             6,837      180,099        1.2%
Edward M. Grab                            223,735            55,000      278,735        1.9%
Verice M. Mason                           227,510             6,837      234,347        1.6%
Catherine E. Williams                     163,766            25,000      188,766        1.3%
Joseph J. Hudson                           38,237                 0       38,237          *
Thomas M. Redman                           25,408            80,000      105,408          *
All directors and officers as a group   1,397,857           505,260    1,903,117      12.63%
(16 persons)

* Less than 1% of the number of shares of Common Stock outstanding.

(1) Represents shares of Common Stock subject to options held by the named individual exercisable on or prior to May 30, 2003.

(2) Based on the Schedule 13G filed with the Securities and Exchange Commission on January 27, 2003. The address for this stockholder is 515 Madison Avenue, Suite 1700, New York, New York 10022. Grace & White, Inc. has sole power to dispose of 1,031,362 shares of Common Stock. Grace & White, Inc. has sole voting power to vote 57,100 shares owned.

(3) Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003. The address for this stockholder is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201. William S. Berno, Paul Gambal and Scott L. Barbee are the owners of Berno, Gambal & Barbee, Inc. The aggregate amount beneficially owned by Messrs. Berno, Gambal and Barbee amounted to 873,150, 875,650 and 929,950 shares of Common Stock, respectively. Together they and Berno, Gambal & Barbee, Inc. have the shared voting power over 720,000 shares of Common Stock. Berno, Gambal & Barbee, Inc. and Messrs. Berno, Gambal and Barbee have sole power to dispose of 873,150 shares of Common Stock. Mr. Gambal has sole power to dispose of and vote 2,500 shares of Common Stock. Mr. Barbee has sole power to dispose of and vote 56,800 shares of Common Stock.

(4) Medical Society of New Jersey has sole power to vote all shares. Pursuant to the Stock Purchase Agreement dated October 15, 1997 between Medical Society of New Jersey ("MSNJ") and the Company, MSNJ received 814,815 shares of the Company's Common Stock. MSNJ may not transfer any of the 814,815 shares for a period of ten years following October 15, 1997, without the approval of the Company. The address of MSNJ is Two Princess Road, Lawrenceville, New Jersey 08648.

(5) Dr. Agro is a trustee of MSNJ. Dr. Agro disclaims beneficial ownership of the shares of the Company owned by MSNJ.

(6) Dr. Carnes' shares include 1,400 shares held by his grandchildren. Dr. Carnes disclaims beneficial ownership of the shares owned by his grandchildren.

(7) Dr. Hirsch is a trustee and participant of the BioSport Orthopedic and Sports Medicine Profit Sharing Plan. The Plan currently holds 10,000 shares of Common Stock, which are included in the shares of Common Stock and the total shares shown. Dr. Hirsch disclaims beneficial ownership of shares held pursuant to the Plan except to the extent that he is a participant in the Plan.

(8) Dr. Sorger's shares include 2,000 shares held by his son. Dr. Sorger disclaims beneficial ownership of the shares owned by his son.

(9) Dr. Sullivan is the Secretary and a trustee of MSNJ. Dr. Sullivan disclaims beneficial ownership of the shares of the Company owned by MSNJ.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

There were 18 meetings of the Company's Board of Directors during the year ended December 31, 2002. During 2002, no incumbent director attended less than 95% of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which such director served.

The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Governance Committee and the Nominating Committee. Set forth below are the current members of each of the standing committees and the number of meetings held by each standing committee during 2002.

  COMMITTEE MEMBERSHIPS AND NUMBER OF MEETINGS HELD IN 2002

NAME                             AUDIT   COMPENSATION    EXECUTIVE     NOMINATING    GOVERNANCE
-----------------------------  -------- -------------- ------------- ------------- --------------
Angelo S. Agro, M.D.              X(1)                        X            X
Harry M. Carnes, M.D.             X           X
Patricia A. Costante                                          X(1)
Paul J. Hirsch, M.D.              X           X(1)            X            X(1)
A. Richard Miskoff, D.O.                      X                                          X
Carl Restivo, Jr., M.D.           X                                        X             X
Martin L. Sorger, M.D.                                        X            X             X(1)
Bessie M. Sullivan, M.D.          X           X                                          X
Number of Meetings
Held in 2002                      9           6               26           1             0

(1) Chairman of Committee.

EXECUTIVE COMMITTEE. The Executive Committee has the authority to exercise all powers of the Board of Directors between meetings of the Board, except in cases where action of the entire Board is required by the Company's Restated Certificate of Incorporation, the By-laws or applicable law. The Executive Committee consists of four members.

COMPENSATION COMMITTEE. Subject to Board approval the Compensation Committee establishes remuneration levels for the Board of Directors and the Chief Executive Officer, and in consultation with the Chief Executive Officer, the Compensation Committee approves remuneration levels for the Senior Executive Officers of the Company. The Compensation Committee also determines the terms of executive perquisites and benefit programs and administers executive compensation programs, including the Company's bonus plans, equity-based programs and deferred compensation plans. The Chief Executive Officer of the Company, in consultation with other executives, establishes remuneration levels for other employees of the Company. The Compensation Committee currently has four members and is governed by a charter.

NOMINATING COMMITTEE. The Nominating Committee nominates candidates for election to the Board of Directors of the Company, and considers stockholder nominations for directors. Recommendations for directors should be sent to the Corporate Secretary at the address set forth above. The Nominating Committee currently has four members and is governed by a charter. The Nominating Committee has been actively recruiting new directors who will meet the proposed independence standards of the New York Stock Exchange.

AUDIT COMMITTEE. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial oversight of (1) the integrity of the financial reports and other financial information provided by the Company to any governmental body or the public; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's independent auditor and the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and the Company's auditing, accounting and financial reporting processes generally; and (4) the Company's compliance with legal and regulatory requirements. In this capacity, the Audit Committee evaluates the Company's financial reporting activities and the accounting standards and principles adopted by the Company; evaluates and monitors the Company's auditing, accounting and financial reporting processes generally; meets with the Company's independent auditors; and retains the independent auditors to be engaged by the Company. The Audit Committee currently consists of five members and is governed by a charter, a copy of which is attached hereto as Appendix A.

GOVERNANCE COMMITTEE. The Governance Committee develops and recommends to the Board the Corporate Governance Guidelines and the Code of Business Conduct and Ethics applicable to the Company. The Committee reviews and oversees the development of the Company's director orientation and continuing education programs and assists the Board in its annual review of the Board's performance. The Governance Committee currently consists of four members and is governed by a charter. The first Governance Committee meeting was held in 2003.

Director compensation is discussed on page 20 of this Proxy Statement.

AUDIT FEES

The Audit Committee appointed Ernst & Young LLP as independent auditors to audit the fiscal year 2002 financial statements of the Company. Annual audit fees for services rendered for the audit of the 2002 financial statements and review of the financial statements included in the Company's Form 10-Qs filed in 2002 were $492,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

During the year ended December 31, 2002, Ernst & Young LLP rendered no professional services to the Company in connection with the design and implementation of financial information systems.

ALL OTHER FEES

All other fees for audit related services were $259,000 and all other non-audit services were $26,348. The Audit Committee determined that the provision of these services did not impair the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to answer stockholders' questions. They will also have the opportunity to make a statement, if they choose to do so.

AUDIT COMMITTEE REPORT

The Audit Committee ("Committee") of the Board of Directors is comprised of five directors who currently meet the New York Stock Exchange standards for independence and financial literacy in effect on the date of this Proxy Statement. The Committee operates under a written charter adopted by the Board of Directors which was reviewed and revised March 19, 2003 (attached hereto as Appendix A). The Committee reviews and assesses the adequacy of its charter on a periodic, at least, annual, basis. The members of the Committee are Angelo S. Agro, M.D., Chairman, Harry M. Carnes, M.D., Paul J. Hirsch, M.D., Carl Restivo, Jr., MD, and Bessie M. Sullivan, M.D. The Committee reports to the Board of Directors.

The following is the report of the Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2002, which include the consolidated balance sheets of the Company as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002, and the notes thereto. The information contained in this report is not "soliciting material," nor is it "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such a filing.

Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented and the independent auditors confirmed to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also reviewed with management and the independent auditors the Company's financial condition and the critical accounting policies underlying the Company's financial statements and how these policies were applied to the financial statements. The Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence.

Based on the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

March 26, 2003
Angelo S. Agro, M.D., Chairman
Harry M. Carnes, M.D.
Paul J. Hirsch, M.D.
Carl Restivo, M.D.
Bessie M. Sullivan, M.D.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning the compensation of (i) the Company's current Chairman and Chief Executive Officer,
(ii) the five other most highly compensated Executive Officers of the Company for the year ended December 31, 2002, and (iii) two former executives: Joseph J. Hudson who resigned his position in February of 2002 and Thomas M. Redman who resigned his position in April of 2002 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE
                                         ANNUAL COMPENSATION                      LONG-TERM     COMPENSATION
                                                                    OTHER         RESTRICTED      SECURITIES
NAME AND PRINCIPAL                                                  ANNUAL          STOCK         UNDERLYING         ALL OTHER
POSITION                         YEAR    SALARY($)   BONUS($)    COMPENSATION($)   AWARD ($)   OPTIONS/SARS (#)  COMPENSATION($)(4)
------------------------------- ------ ----------- ------------ ----------------- ----------- ----------------- -------------------
Patricia A. Costante             2002    370,000     323,750(1)             0            0               0            55,884
Chairman and                     2001    259,038           0                0       10,000(2)       95,000             5,345
Chief Executive Officer          2000    214,071       6,600                0            0          18,000             5,296

Allen G. Sugerman(3)             2002    158,869           0           54,082            0               0                 0
Interim Chief Financial Officer  2001          0           0                0            0               0                 0
                                 2000          0           0                0            0               0                 0

Edward M. Grab                   2002    229,423     201,250(1)             0            0               0            25,232
Senior Vice President and        2001    199,237           0                0            0          35,000             5,358
Chief Actuary                    2000    162,000       4,950                0            0          20,000             4,091

Verice M. Mason                  2002    200,758      24,229(1)             0            0               0            13,958
Senior Vice President and        2001    182,746      10,000                0            0           2,450            12,661
General Counsel                  2000    180,000      13,000                0            0           3,000            12,257

Catherine E. Williams            2002    164,039      41,250(1)             0            0               0             9,828
Senior Vice President, Business  2001    121,442           0                0            0          20,000            10,375
Development and                  2000    105,400       5,000                0            0               0             2,708
 Corporate Secretary

William G. Davis                 2002    157,718      19,772(1)             0            0               0             5,938
Senior Vice President            2001    142,446       5,000                0            0           2,450             5,007
Claims                           2000    141,343      10,000                0            0           4,000             4,848

Thomas M. Redman                 2002     81,000           0                0            0               0           721,017
Former Senior Vice President
 and Chief Financial Officer     2001    247,865           0                0            0          50,000             5,333
                                 2000    225,000       6,750                0            0               0            22,618

Joseph J. Hudson                 2002     32,868           0                             0               0           169,090
Former Executive Vice President  2001    250,000           0                0            0          35,000             6,684
                                 2000    250,000       8,750                0            0               0            45,008

(1) Includes retention payments under the Employee Retention Incentive Plan for Ms. Costante, Mr. Grab, Ms. Mason, Ms. Williams and Mr. Davis of $323,750, $201,250, $24,229, $41,250 and $19,772, respectively. See "Compensation
     Committee Report on Executive Compensation for a more detailed description of the Employee Retention Incentive Plan".

(2) Amount consists of shares of restricted Common Stock granted on December 19, 2001. The value of the restricted Common Stock on December 19, 2001, was $117,900. The restricted Common Stock vests one-third on the third anniversary of the date of grant and one-third on each of the next two anniversaries of the grant date.

(3) Of the $158,869 listed under "Salary," $138,007.15 was paid to Altila Corporation. Of the $54,082 listed under Other Compensation, $42,612 was reimbursement for travel related expenses paid to Altila Corporation, $3,316 was for a car allowance and $8,154 was for flexible benefits paid to Mr. Sugerman as provided for in his Employment Agreement.

(4)  Amounts in this column include the following:

                                                         MATCHING
                                                    CONTRIBUTIONS UNDER    UNUSED         GROUP TERM
       NAME AND PRINCIPAL                           RETIREMENT SAVINGS     VACATION     LIFE INSURANCE   SEVERANCE
       POSITION                             YEAR    PLAN (401(K) PLAN)  ($)PAYMENTS ($)   PREMIUMS ($)  PAYMENTS ($)
      ------------------------------------ ------- -------------------- --------------- --------------- -------------
       Patricia A. Costante                 2002                 5,500         49,807         577              N/A
       Chairman and                         2001                 5,100              0         245
       Chief Executive Officer              2000                 5,100              0         196

       Edward M. Grab                       2002                 5,500         19,420         312              N/A
       Senior Vice President and            2001                 5,100              0         258
       Chief Actuary                        2000                 3,956              0         135
                                                                                8,059         399              N/A
       Verice M. Mason                      2002                 5,500          7,327         234
       Senior Vice President and            2001                 5,100          6,923         234
       General Counsel                      2000                 5,100

       Catherine E. Williams                2002                 5,500          4,190         138              N/A
       Senior Vice President, /Business     2001                 3,856          6,442          77
       Development and Corporate            2000                 2,648              0          60
       Secretary

       William G. Davis                     2002                 5,387              0         551              N/A
       Senior Vice President                2001                 4,521              0         486
       Claims                               2000                 4,603              0         245

       Thomas M. Redman                     2002                 5,500         36,065         125          679,325
       Former Senior Vice President         2001                 5,100              0         233
       and Chief Financial Officer          2000                 5,100         17,308         210

       Joseph J. Hudson                     2002                 1,669         17,177         244          150,000
       Former Executive Vice President      2001                 5,100              0       1,584
                                            2000                 5,100         38,324       1,584

OPTION GRANT TABLE

There were no options granted to Executive Officers during the fiscal year ended December 31, 2002.

The following table sets forth information with respect to the exercisable and unexercisable options held by the Named Executive Officers as of December 31, 2002.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR(1) AND FISCAL YEAR-
END OPTION/SAR VALUES
                                                              Number of Securities       Value of Unexercised
                                                            Underlying Unexercised               In-the-Money
                                   Shares                             Options/SARs            Options/SARs at
                              Acquired on                   At Fiscal Year-End (#)        Fiscal Year-End ($)
                                Exercise    Value Realized      Unexercisable (U)/         Unexercisable (U)/
Name                               (#)(1)              ($)        Exercisable (E)             Exercisable (E)
---------------------------- ------------ ---------------- ------------------------ -------------------------
                                                                          52,000 U                       0  U
Patricia A. Costante                   0                0                 63,000 E                       0  E
                                                                           0     U                       0  U
Allen G. Sugerman                      0                0                  0     E                       0  E
                                                                          22,500 U                       0  U
Edward M. Grab                         0                0                 32,500 E                       0  E
                                                                           1,975 U                       0  U
Verice M. Mason                        0                0                  5,475 E                       0  E
                                                                          10,000 U                       0  U
Catherine E. Williams                  0                0                 15,000 E                       0  E
                                                                           2,225 U                       0  U
William G. Davis                       0                0                  5,225 E                       0  E
                                                                           0     U                       0  U
Thomas M. Redman                       0                0                 80,000 E                       0  E
                                                                           0     U                       0  U
Joseph J. Hudson                       0                0                  0     E                       0  E

(1) None of the Named Executive Officers exercised options during the fiscal year ended December 31, 2002.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Each of Mmes. Costante, Mason and Williams and Messrs. Sugerman, Grab and Davis (collectively, the "Executives") is party to an employment agreement with the Company dated December 19, 2001, March 19, 2002, October 31, 2001, October 16, 2002, March 1, 2000, and March 19, 2002, respectively (each an "Employment Agreement"). Each Employment Agreement, except for Mr. Sugerman's Employment Agreement, is for an indefinite term, subject to the right of the Company and the Executive to terminate the Agreement in accordance with its terms. The Employment Agreements of Mmes. Costante, Mason and Williams and Messrs. Grab and Davis provide for an annual base salary of $370,000, $190,500, $115,000, $165,000 and $159,390, respectively. Under each of the Employment Agreements, other than Mr. Sugerman's and Ms. Costante's Employment Agreements, base salary may be adjusted as deemed appropriate by the Board of Directors taking into account the recommendation of the Chief Executive Officer. Effective January 1, 2003, the annual base salary for Mmes. Costante, Mason and Williams and Messrs. Grab and Davis was adjusted to $415,000, $215,000, $181,500, $247,250 and
$165,766, respectively.

Mr. Sugerman's Employment Agreement is for a period of one year ending on July 17, 2003 and provides for a base salary of $48,000. In addition, the Company entered into agreement with Altila Corporation ("Altila") under which the Company leases from Altila the services provided by Mr. Sugerman as Interim Chief Financial Officer of the Company. Under the agreement, the Company pays Altila $302,000 per year for Mr. Sugerman's services, plus reimbursement of Mr. Sugerman's reasonable out of pocket expenses. During 2002, the Company paid Altila $180,619 under this agreement for Mr. Sugerman's services. Mr. Sugerman is a principal of Altila Corporation.

Under each of the Employment Agreements, bonuses are payable at the discretion of the Board of Directors of the Company, based on the Company's and the individual Executive's achievement of certain goals and objectives established by the Board on an annual basis.

With respect to Mr. Sugerman, his Employment Agreement provides that he is eligible to receive an annual cash bonus of up to $225,000, at the discretion of the Board of Directors of the Company, based on the achievement of specific goals and objectives set forth in his Employment Agreement. These objectives include various financial targets relating to both the Company and MIIX Advantage. In addition, Mr. Sugerman's Employment Agreement provides that he is eligible to receive a transaction bonus upon the consummation of a major capital infusion into the Company in excess of $30 million or a sale or merger of the Company in exchange for consideration in excess of a certain amount, provided that either such transaction is initiated during the term of Mr. Sugerman's employment and closed no later than six months thereafter. The transaction bonus that Mr. Sugerman will be entitled to receive upon the consummation of such a transaction is: (a) in the case of a capital infusion into the Company, $17,500 for each $1 million in capital raised in excess of $30 million, up to a maximum of $350,000; and (b) $350,000 in the event of a sale or merger of the Company, for consideration of an amount in excess of $88.9 million, the Company's net book value at September 30, 2002. In the event of the consummation of a transaction or transactions involving both a capital infusion into and the sale or merger of the Company, Mr. Sugerman is entitled to receive only one transaction bonus, which shall be the greater of the two applicable bonuses.

In the event of the termination of the employment of any of the Executives, except Mr. Sugerman, by the Company without cause, their Employment Agreements provide for a continuation of their health benefits and severance pay of up to two years' base salary in the case of Ms. Costante and up to one year's base salary in the case of the other Executives or, in each case, if sooner, until the date upon which the Executive obtains new full-time employment. If termination occurs within six months of a change in control of the Company, in addition to a continuation of his or her health benefits, the terminated Executive will receive a severance payment in the amount of three years' base salary in the case of Ms. Costante and two years' base salary in the case of the other Executives other than Mr. Sugerman. In the event of the termination of employment of Mr. Sugerman without cause, his Employment Agreement provides for a continuation of his health benefits and base salary through the end of the term of his Employment Agreement and the prorated portion of any cash bonus earned through the date of any such termination of employment.

Mr. Redman resigned his position as Chief Financial Officer of the Company in April 2002. In accordance with the terms of Mr. Redman's Employment Agreement with the Company dated as of December 15, 1999, the Company made severance payments to Mr. Redman totaling $679,325 for the fiscal year ended December 31, 2002. Mr. Redman applied $317,121 of this payment against the outstanding balance and interest on his stock loan.

Mr. Hudson resigned his position as Executive Vice President in February 2002. In accordance with the terms of Mr. Hudson's Employment Agreement with the Company dated as of December 15, 1999, the Company made severance payments to Mr. Hudson totaling $150,000 for the fiscal year ended December 31, 2002.

Under the terms of their Employment Agreements and the Company's Amended and Restated 1998 Long-Term Incentive Equity Plan, the Executives may be granted options to purchase Common Stock. The exercise price of each option is equal to the fair market value of the Common Stock on the grant date.

In 2002, the Company developed an Employee Retention Incentive Plan (the "Retention Plan") to encourage key executives and employees to continue their employment with the Company. See "Compensation Committee Report on Executive Compensation" for a more detailed description of the Retention Plan and the payments made to the Executives thereunder.

The Retention Plan is not provided in lieu of any annual performance incentive plan or arrangements maintained by the Company as part of its general compensation programs or as part of any Employment Agreement or similar instrument entered into between the Company and the Executives. The Retention Plan was filed as an exhibit to the Company's Annual Report on Form 10-K, for the year ended December 31, 2001.

DEFERRED COMPENSATION PLANS

The Company is party to Deferred Compensation Agreements with each of Mmes. Costante, Mason and Williams and Messrs. Davis and Grab. Pursuant to their respective Agreements, the Executives may elect to defer payment of portions of their compensation and dividend equivalents awarded pursuant to the Company's Amended and Restated 1998 Long-Term Incentive Equity Plan. Interest is credited quarterly on the deferred amounts at a rate equal to the aggregate yield on the Company's investment portfolio, or at the request of the Executive, at a rate equal to the return associated with another investment. Distributions of benefits shall commence no earlier than March 1, 2005, in the case of Ms. Costante and Mr. Grab, March 19, 2007 in the case of Ms. Mason and Mr. Davis and October 31, 2006 in the case of Ms. Williams, but shall be accelerated upon the date that the applicable Executive ceases to be employed by the Company, or upon such Executive's death, whichever is the earliest to occur. As of December 31, 2002, Ms. Costante, Mr. Grab, Ms. Mason, Mr. Davis and Ms. Williams had deferred the receipt of $30,388, $14,574, $0, $0 and $1,057 respectively, pursuant to their Deferred Compensation Agreements.

PENSION BENEFITS

The Company has a retirement plan (the "Retirement Plan") that provides retirement benefits for substantially all employees of the Company. The Retirement Plan is an employee non-contributory, tax-qualified defined benefit pension plan. The Retirement Plan was amended effective April 1, 2000, subject to IRS approval, and provides each covered employee with a notional account balance, which is credited with 3% of each year's basic annual compensation (if at least 1,000 hours of service are earned) up to Internal Revenue Code limits. Additionally, interest will be credited to the accounts each year based on the rate for five-year U.S. Treasury Bonds in the preceding November. The normal form of benefit payment from the plan as amended April 1, 2000 is a single life annuity. Covered employees attaining age 21 and having completed 90 days of service are eligible to participate in the Retirement Plan. Covered employees who terminate employment prior to normal retirement may elect to defer receipt of their benefits until their normal retirement date, in which case they will continue to earn interest credits as described above.

The following table sets forth the compensation, service, and estimated annual benefits payable under the Retirement Plan to the following officers or employees assuming retirement at age 65:

ESTIMATED ANNUAL BENEFIT
YEARS OF CREDITED SERVICE AT AGE 65

                            PLAN            CURRENT YEARS   ANNUAL
    OFFICER                 COMPENSATION*   OF  SERVICE     BENEFIT**
                                            12/31/02
    ----------------------- --------------- ------------- -------------
    Patricia A. Costante          $200,000              6      $19,230
    Allen G. Sugerman             $200,000              0      $8,193
    Edward M. Grab                $200,000              3      $14,182
    Verice M. Mason               $190,500              8      $17,202
    Catherine E. Williams         $165,000              6      $17,158
    William G. Davis              $144,900             22       87,825
    Thomas M. Redman              $200,000              5      $18,823
    Joseph J. Hudson              $200,000              8      $43,147

*For purposes of benefit projections, plan compensation is limited to $200,000. **Estimated annual benefit at age 65.

Benefits for the above individuals were determined under the terms of the plan described above, with the exception of Mr. Davis whose benefits were determined under the plan provisions prior to April 1, 2000, each in the form of a 10-year certain and life annuity.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's director and executive compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of four non-employee directors, who are appointed by the Board.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

The executive compensation philosophy has been revised to reflect the significant challenges and uncertainties inherent in managing the run-off of the Company's insurance business, and the current and future business possibilities with MIIX Advantage and other entities. It is critical that the Company retain the best talent possible in order to maximize the future value of the Company. The executive compensation philosophy is to: (i) provide competitive compensation and benefit levels that enable it to attract and retain highly qualified executive employees, (ii) align compensation strategies with overall business objectives, and (iii) reward executive employees based on their performance and contributions to individual, unit and corporate objectives.

EXECUTIVE COMPENSATION PRINCIPLES

The Company's executive compensation program is generally designed to be competitive with compensation levels of a defined peer group of companies, to reward performance against predetermined goals, and to recognize the changing nature of the Company's business. Competitive compensation levels are determined periodically through an analysis by an independent third party of executive compensation within a public company peer group in the professional liability and property and casualty insurance industries, and relevant survey information. The Company uses cash and equity-based instruments to align executive rewards with the achievement of individual, unit and corporate short-term and long-term objectives.

COMMITMENT TO EMPLOYEE EQUITY OWNERSHIP

The Company is committed to ensuring that stockholders and executive members of management share long-term common interests. The Committee believes that employee stock ownership and equity incentives strengthen the link between executive rewards and long-term corporate performance. The Committee desires that executives' performance be aligned with the Company through the ownership of Company stock or the grant of equity based incentives. In that regard, executive and other employees are eligible to receive grants of equity under the Company's Amended and Restated 1998 Long-Term Incentive Equity Plan.

The Company maintained an executive stock loan program from 1999 to 2002. That program provided for loans to executives to purchase the Company's Common Stock. In 2002, the Committee and the Board of Directors voted to terminate the program. No new loans were granted under the program in 2002.

ELEMENTS OF EXECUTIVE COMPENSATION

Compensation elements offered by the Company include the following:

BASE SALARIES

Base salaries for key executives are targeted to be at the median level of the peer group, and are subject to review and adjustment annually, based on individual performance.

ANNUAL CASH BONUSES

Key executives are eligible for an annual incentive bonus based on achieving certain predetermined individual, unit and/or corporate operating and strategic objectives. Certain other members of the management team are eligible to receive bonuses based on individual and corporate performance. Although all senior executives achieved their individual performance goals for 2002, no cash bonuses were awarded because of the current financial condition of the Company.

LONG-TERM INCENTIVES

Equity grants are an important component of total compensation and provide a long-term incentive to participants to align performance with stockholders' interests. The Company offers executives and eligible management employees the opportunity to receive grants of stock (stock options, restricted Common Stock or performance stock) under the 1998 Long-Term Incentive Equity Plan ("the Plan"), approved by stockholders July 15, 1998, and as amended and approved by the Board of Directors on September 15, 1999.

Ms. Costante, Ms. Mason, Ms. Williams, Mr. Grab and Mr. Davis were eligible to receive incentive compensation related to attainment of individual goals under the Plan for 2002; however, in light of the Company's current financial situation, the Committee elected to award Ms. Costante, Ms. Mason, Ms. Williams, Mr. Grab and Mr. Davis with a restricted Common Stock grant in lieu of any cash incentive compensation. The Compensation Committee awarded Ms. Costante, Ms. Mason, Ms. Williams, Mr. Grab and Mr. Davis 93,580, 28,545, 22,471, 31,323 and 21,708 shares of restricted Common Stock, respectively, on February 26, 2003. The restricted Common Stock vests 100% on the first anniversary of the grant date.

During 2002 Ms. Mason and Mr. Davis were promoted to senior vice president. In recognition of their promotions to senior vice president, the Compensation Committee awarded Ms. Mason and Mr. Davis 29,650 and 22,553 shares of restricted Common Stock, respectively, on February 26, 2003. The restricted Common Stock vests 50% on the first anniversary of the grant date and 50% vests on the second anniversary of the grant date.

All of the restricted Common Stock awards were determined by the fair market value of the Company's stock on the date of grant.

EMPLOYEE RETENTION INCENTIVE

In keeping with the Executive Compensation Philosophy to retain the best talent possible in order to maximize the future value of the Company, the Compensation Committee also awarded Ms. Costante, Ms. Mason, Ms. Williams, Mr. Grab and Mr. Davis 156,420, 167,315, 141,245, 192,412 and 129,001 shares of restricted Common
Stock, respectively, on February 26, 2003. The restricted Common Stock vests 25% on the six month anniversary of the grant date and on each of the next three successive six month anniversaries. The award was made to the executives as a retention incentive.

The Committee approved an Employee Retention Incentive Plan (the "Retention Incentive Plan") in 2002 for eligible employees of the Company and the New Jersey State Medical Underwriters, Inc. ("Underwriter"). The Committee recognizes the importance of retaining key employees during this critical time as the Company actively engages in strategies to maximize its value to stockholders. The Retention Incentive Plan is offered to eligible employees including key supervisors and senior managers and certain key executives, including Ms. Costante, Ms. Mason, Ms. Williams, Mr. Grab and Mr. Davis. Cash payments under the Retention Incentive Plan are based on a percentage of salary and only vest if the employee is employed on the vesting dates set forth in the Plan or has been terminated without cause. The Retention Incentive Plan will be administered over the 18-month period which began March 5, 2002 and ends on September 5, 2003. However, in the event of a change of control, equity infusion into the Company in excess of $20 million, or the entry of an order of rehabilitation or liquidation of any of the Company's New Jersey insurance subsidiaries, the commencement of an involuntary proceeding of bankruptcy or a resolution of the Company to make a voluntary bankruptcy filing and the termination of the covered employee without cause, all Retention Incentive Plan payments accelerate and become immediately payable.

Under the Retention Incentive Plan, key supervisors and senior managers are eligible to receive 15-50% of salary, key vice presidents may receive from 25-50% of salary, senior vice presidents may receive from 50-175% and the Chief Executive Officer is eligible to receive 175% of salary. Ms. Costante and Mr. Grab earned one-half of their retention payments on March 5, 2002, and the Company paid them $323,750 and $201,250, respectively, on that date. The balance of their retention payments will be earned as of September 5, 2003, provided they are employed by the Company or Underwriter on that date or the payments have not been accelerated prior to that time. With respect to Ms. Costante and Mr. Grab, all payments received under the Retention Incentive Plan have and will continue to be used, after deduction for taxes, first to extinguish the outstanding balances and interest thereon under their respective stock loans. Ms. Mason, Ms. Williams and Mr. Davis are entitled to receive a total of $96,917, $165,000 and $79,092, respectively, under the Retention Incentive Plan. Ms. Mason, Ms. Williams and Mr. Davis earned twenty-five percent of their retention payments on each of September 5, 2002 and March 5, 2003, and the Company paid them a total of $48,459, $82,500 and $39,546, respectively. The balance of their retention payments will be earned on September 5, 2003, provided they are employed by the Company or Underwriter on that date or the payments have not been accelerated prior to that time.

DIRECTORS COMPENSATION

DIRECTORS COMPENSATION PHILOSOPHY

The compensation philosophy for non-employee Directors of the Company is to provide competitive compensation to enable the Company to attract and retain highly qualified individuals.

DIRECTORS COMPENSATION ELEMENTS

The Company provides Directors, who are not officers or employees of the Company or any of its subsidiaries, the following compensation: (i) an annual stipend of $40,000 per year for the Chairman of the Board, $25,000 for the Vice-Chairman of the Board, $15,000 for the Chairman of the Audit Committee, the Chairman of the Compensation Committee and Executive Committee members, and $10,000 for all other directors; (2) a per meeting fee of $1,200 and $600 for attendance at each Board or Committee meeting, respectively (directors who attend any Board or Committee meeting via telephone receive 25% of the meeting fee); and (3) an annual grant of 15,000 options on the Company's Common Stock, which vest 25% on the date of grant and 25% at each of the next three grant anniversary dates. The Directors have elected to suspend this grant for 2003. Director fees may be taken either in cash or in stock options; however, the Directors have elected to suspend this option for 2003. The number of stock option shares granted in lieu of the cash stipend is determined by the fair market value of the Company's stock on the date of grant. These options vest immediately. All stock options are granted at fair market value on the date of grant.

The total annual compensation for non-employee directors, including stipend and meeting fees is capped as follows: Chairman of the Board - $50,000; Vice-Chairman of the Board - $35,000; Chairman of the Audit Committee, Chairman of the Compensation Committee and Executive Committee members - $25,000; all other directors - $20,000. Directors serving in more than one of the positions listed above are subject to the highest applicable cap.

THE COMPENSATION COMMITTEE'S REVIEW OF CHIEF EXECUTIVE OFFICER COMPENSATION

BASE SALARY

Based on a review of the performance of the Chief Executive Officer against the defined corporate and individual objectives, the base salary of the Company's Chief Executive Officer was increased to $415,000 effective January 1, 2003. This increase reflected her extraordinary individual performance and leadership during an extremely difficult year. In spite of the very difficult financial condition of the Company, the Chief Executive Officer exhibited extraordinary leadership in (i) retaining and motivating key executives necessary to maximize the future value of the Company, and (ii) providing leadership in relationships with regulatory entities, stockholders, financial institutions and employees.

ANNUAL INCENTIVE COMPENSATION

The annual incentive plan goals for 2002 were based on a combination of corporate strategic initiatives, operating and financial, plus certain identified, individual performance measures. The operating and financial targets included written premiums, loss ratio, expense ratio and after tax net income. The corporate goals were not accomplished due primarily to the significant increase in loss reserves relating to prior years' business. Ms. Costante was eligible to receive incentive compensation related to attainment of individual goals under the Plan for 2002; however, in light of the Company's current financial situation, the Committee elected to award Ms. Costante with a grant of restricted Common Stock in lieu of any cash incentive compensation for 2002 as described below.

LONG-TERM EQUITY AWARDS

Stock options are another key element of the Chief Executive Officer's total compensation. Equity-based compensation produces a long-term link between stockholders and the rewards provided to key Executive Officers. Based on Ms. Costante's extraordinary individual efforts and accomplishments during 2002, the Compensation Committee awarded Ms. Costante 93,580 shares of restricted Common Stock on February 26, 2003 as a performance award. The restricted Common Stock vests 100% on the first anniversary of the grant date. In keeping with the Executive Compensation Philosophy to retain the best talent possible in order to maximize the future value of the Company, the Compensation Committee also awarded Ms. Costante a retention incentive of 156,420 shares of restricted Common Stock on February 26, 2003. Together the restricted Common Stock awards total 250,000 shares, the individual limit allowed under the Amended and Restated 1998 Long-Term Incentive Equity Plan. The restricted Common Stock grant of 156,420 shares vests 25% on the six month anniversary of the grant date and 25% on each of the next three successive six month anniversaries. Both restricted Common Stock awards were determined by the fair market value of the Company's Common Stock on the date of grant.


March 19, 2003
Paul J. Hirsch, M.D., Chairman
Harry M. Carnes, M.D.
A. Richard Miskoff, D.O.
Bessie M. Sullivan, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2002, the Compensation Committee of the Board of Directors generally made decisions concerning executive compensation of the Executive Officers. Drs. Hirsch, Carnes, Miskoff and Sullivan serve on the Compensation Committee. Drs. Hirsch, Carnes, Miskoff and Sullivan also serve as directors of MIIX Advantage Insurance Company of New Jersey ("MIIX Advantage") and MIIX Advantage Holdings, Inc. ("MIIX Holdings"). See "Certain Relationships and Related Transactions - MIIX Holdings and MIIX Advantage" below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MEDICAL SOCIETY OF NEW JERSEY

The Company leases 46,575 square feet for its home office from the Medical Society of New Jersey pursuant to a lease agreement dated October 1, 2000 and amended March 1, 2002. The agreement includes an option to renew for a term of two (2) years on October 1, 2003 and a separate option to renew for a term of three (3) years on October 1, 2005 and terminating on September 30, 2008. Annual lease payments totaled $777,735 in 2002. Annual lease payments will total $821,102 and $866,109 beginning October 1, 2003 and October 1, 2005, respectively, if the lease term is extended. The Company held a note receivable from the Medical Society of New Jersey in the amount of $2.1 million at December 31, 2001 which was collateralized by the building in which the Company maintains its home office. The Medical Society of New Jersey repaid the $1.8 million note balance on August 28, 2002.

MIIX HOLDINGS AND MIIX ADVANTAGE

On August 28, 2002, the Company and certain of its affiliates entered into a series of contracts with MIIX Holdings and MIIX Advantage, relating to, among other things, the transfer of insurance policy renewal rights to MIIX Advantage and the use of the "MIIX" name and associated marks by MIIX Holdings and MIIX Advantage. In connection with the transaction, the Company also agreed to provide certain management services to MIIX Advantage. The material contracts involved in the transaction include a: (a) Management Services Agreement, (b) Non-Competition and Renewal Rights Agreement, and (c) Intellectual Property License Agreement (together, the "Agreements"). All of these agreements were filed as exhibits to the Company's Form 8-K filed with the United States Securities and Exchange Commission on September 12, 2002.

MANAGEMENT SERVICES AGREEMENT

Under the Management Services Agreement, New Jersey State Medical Underwriters, Inc. ("Underwriter"), a wholly-owned subsidiary of the Company, provides management and operational services to MIIX Advantage for an initial term of eight years, and thereafter is automatically renewed for successive five-year terms unless the Company or MIIX Holdings provides notice to the other party of an intention not to renew within 24 months of the original or then current term of the agreement. The agreement also provides for termination in the event of a dissolution, liquidation or bankruptcy of the Company, Underwriter, MIIX Advantage or MIIX Holdings or upon a change of control of the Company or Underwriter under certain circumstances. In exchange, MIIX Advantage agrees to pay the Underwriter an amount equal to the direct costs incurred by the Underwriter in providing the services, an allocated amount of overhead costs (including without limitation employee compensation and benefits), and an incentive payment based on the ratio of MIIX Advantage's operating expenses to premium revenues. In 2002, MIIX Advantage paid the Underwriter approximately $1,500,000 under the Management Services Agreement.

NON-COMPETITION AND RENEWAL RIGHTS AGREEMENT

Under the Non-Competition and Renewal Rights Agreement, (i) the Company and its affiliates agreed not to compete with MIIX Advantage in connection with its New Jersey physician insurance business, (ii) MIIX Advantage is permitted to issue insurance policies to the Company's former policyholders after their current policies expire, and (iii) MIIX Holdings and MIIX Advantage agree not to engage in activities other than providing medical professional liability and associated general liability insurance to eligible New Jersey physicians. In exchange, MIIX Advantage agreed to pay to the Company an aggregate one-time payment associated with each MIIX Advantage policy issued to a former policyholder of the Company. The amount paid to the Company for each policy will be (i) ten percent (10%) of the gross written premiums received by MIIX Advantage, if no other commissions are payable by MIIX Advantage to an unaffiliated broker with respect to the policy, or (ii) three percent (3%) of the gross written premiums received by MIIX Advantage, if any other commissions are payable by MIIX Advantage to an unaffiliated broker. MIIX Advantage agrees to use its best efforts to issue insurance policies to the Company's former policyholders after their current policies expire. MIIX Advantage made payments to MIIX Insurance Company under the Non-Competition and Renewal Rights Agreement in 2002 in the amount of approximately $600,000.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

Under the Intellectual Property License Agreement, MIIX Holdings and MIIX Advantage may use the "MIIX" name, associated service marks and certain other intangible assets of Underwriter (which holds the intellectual property assets of the Company and its affiliates), in connection with providing medical professional liability and associated general liability insurance to eligible New Jersey physicians. In exchange, MIIX Advantage paid the Underwriter $2,000,000 in 2002 under the Intellectual Property License Agreement.

METHOD FOR DETERMINING CONSIDERATION

In the case of each of the agreements described above, the amounts payable by MIIX Holdings and/or MIIX Advantage to the Company or its affiliates were negotiated in a process designed to ensure that the terms were at arm's length, and were based on terms found in comparable transactions. Also, as part of the transactions, MIIX Holdings and MIIX Advantage agreed to reimburse the Company for the fees and expenses incurred by the Company in connection with the formation and capitalization of MIIX Holdings and MIIX Advantage. The agreements were submitted to the New Jersey Department of Banking and Insurance and some of the terms in the agreements reflect changed terms requested by the Department of Banking and Insurance. Finally, the Company received an opinion from an independent investment bank engaged by the Company stating that, subject to other provisions contained in the opinion, the consideration to be received by the Company in connection with the Agreements is fair, from a financial point of view, to the Company. This opinion was filed with the Company's Form 8-K filed with the United States Securities and Exchange Commission on September 12, 2002.

RELATIONSHIPS BETWEEN MIIX HOLDINGS AND MIIX ADVANTAGE AND THE COMPANY

Currently eight of the Company's nine Directors are directors of MIIX Holdings and MIIX Advantage. The service of members of the Company's Directors on the MIIX Holdings and MIIX Advantage boards of directors shall be limited as follows: no more than eight (8) in 2003, no more than seven (7) in 2004, no more than six (6) in 2005 and no more than five (5) in 2006.

MIIX Advantage currently provides medical malpractice insurance coverage to Drs. Agro and Carnes. Drs. Miskoff, Hirsch, Restivo, Sorger and Sullivan have subscribed for insurance coverage from MIIX Advantage as of the date their current policies expire. The following Executive Officers serve, without additional compensation, as Executive Officers of MIIX Advantage Holdings, Inc. and MIIX Advantage Insurance Company of New Jersey: Ms. Costante, Mr. Sugerman, Ms. Williams, Mr. Davis, Mr. Grab and Ms. Mason.

ALTILA CORPORATION

On July 17, 2002, the Company entered into an agreement with Altila Corporation ("Altila") under which Altila provides a leased employee, Allen Sugerman, to serve as Interim Chief Financial Officer of the Company. Under the agreement, the Company pays Altila $302,000 per year for Mr. Sugerman's services, plus reimbursement of Mr. Sugerman's reasonable out of pocket expenses. During 2002, the Company paid Altila $180,619 under this agreement, and an additional $220,689 under a separate agreement, for Mr. Sugerman's services prior to July 17, 2002. Mr. Sugerman is a principal of Altila Corporation.

STOCK PURCHASE AND LOAN AGREEMENTS

The Company is party to Stock Purchase and Loan Agreements with each of Ms. Costante and Messrs. Grab and Hudson (the "Stock Purchase and Loan Agreements"). The purpose of the Stock Purchase and Loan Agreements is to align more closely the interests of the Executives with the interests of the Company's stockholders. The proceeds of such loans were used to purchase unregistered shares of Common Stock from the Company at the price of the Common Stock as of the date the loans were made. The interest rate charged on the amounts outstanding under each loan is 6.21% for Ms. Costante and Mr. Grab, and 5.37% for Mr. Hudson, compounded annually. Each loan is for a term of five years and provides for full recourse against the borrower.

Under the amended Stock Purchase and Loan Agreements, Ms. Costante and Mr. Grab tendered on March 5, 2002 the stock purchased under the Stock Purchase and Loan Agreements to the Company, the proceeds of which were applied to their respective outstanding loan balances. In addition, Ms. Costante and Mr. Grab each received a payment under the Retention Incentive Plan on March 5, 2002, which was applied to reduce their respective outstanding loan balances. As of March 5, 2003, Ms. Costante's obligation was $222,905; Mr. Grab's obligation was $190,362; and Mr. Hudson's obligation was $596,219 and secured by 37,037 shares. The maturity dates of these loans are March 1, 2005, March 1, 2005 and August 4, 2004, respectively, for Ms. Costante and Messrs. Grab and Hudson.

The largest amount outstanding under the Stock Purchase and Loan Agreements during 2002 for Ms. Costante, Mr. Grab, Mr. Hudson and Mr. Redman was $494,947, $371,211, $591,511, and $513,919, respectively.

During 2002, Mr. Redman extended the maturity date of his loan obligation to March 31, 2007. As of March 3, 2003, Mr. Redman had fully paid his loan obligation.

The Stock Loan Repayment Agreements are filed with the Securities and Exchange Commission as an exhibit to the Company's Form 10-K filing for the year ended December 31, 2001.

The Company believes that the terms of the transactions described above are fair to the Company.

STOCK PERFORMANCE GRAPH

The graph set forth below shows the cumulative total return to holders of the Company's Common Stock from July 30, 1999 to December 31, 2002, computed by dividing (X) the difference between the price per share at the beginning and end of such period by (Y) the share price at the beginning of the period assuming the reinvestment of all dividends paid on the Company's Common Stock during the period, and compares the return to the performance at the beginning and end of such period of the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Property and Casualty) - 500 index. The graph assumes $100 invested on July 30, 1999 in the Company's Common Stock (at $17.80 per share), the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Property and Casualty) - 500 Index. The return for both Standard & Poor's indices assumes reinvestment of all dividends for the period.

                            CUMULATIVE TOTAL RETURN




                              [PERFORMANCE GRAPH]




                                    Base
                                    Period
Company/Index                       7/30/99   12/31/99   12/29/00   12/31/01   12/31/02
---------------------------------  --------- ---------- ---------- ---------- ----------
The MIIX Group, Incorporated*         100       81.80      41.86      68.55      9.44
S&P 500 Index                         100      111.21      99.58      86.51     67.51
Insurance (P&C) - 500 Index           100       80.32     122.53     110.82     98.79

     *The measurement period begins on the date of the Company's initial public offering.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act generally requires the Company's Executive Officers and Directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission ("SEC"). Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the fiscal year 2002, which came to the Company's attention based on a review of the applicable filings made by the Company's officers and directors with the SEC. Based solely on review of such forms received by it, James

P. Roynan is the only reporting person to have made a late filing under Section 16(a). Mr. Roynan filed a Form 3 on January 7, 2003 to report becoming subject to Section 16(a) on December 18, 2002, which should have been filed on December 20, 2002. The foregoing statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and their written representations that such reports accurately reflect all reportable transactions and holdings.

STOCKHOLDER PROPOSALS AND NOMINATIONS

As of the date of this Proxy Statement, except as set forth in the next paragraph, (i) the Board of Directors knows of no matters which are likely to be presented for consideration at the Annual Meeting, other than the election of directors (Proposal 1) and the amendment to the Company's Restated Certificate of Incorporation (Proposal 2), and (ii) no notice of any other matter was timely given to the Secretary of the Company in accordance with the advanced notice requirements set forth in the Company's By-laws. However, if any other matters should properly come before the meeting or any adjournment thereof, the persons designated as proxies will have discretionary authority to vote such proxy in accordance with their best judgment on such matters and with respect to matters incident to the conduct of the meeting.

The Company received notice dated December 9, 2002 and January 17, 2003 (together the "Notices"), from a stockholder of the Company, of his intention to introduce certain proposals at the Annual Meeting. The first notice was not timely under the provisions of advanced notice provisions of the Company's By-laws and neither notice, in the opinion of the Company, accurately reflected the stockholder's interests in the matters to be proposed. The stockholder has subsequently commenced a purported class and derivative action against, and simultaneously allegedly on behalf of the Company in the United States District Court for the District of New Jersey. The Notices stated his intention to make motions at the Annual Meeting requesting the Board of Directors to:

     "[(I)] NOMINATE DIRECTOR CANDIDATES SUCH THAT, IF ELECTED, A SUBSTANTIAL NUMBER OF DIRECTORS WOULD BE INDEPENDENT AND, IF A SUFFICIENT NUMBER OF INDEPENDENT DIRECTORS ARE ELECTED, TO APPOINT ENTIRELY INDEPENDENT AUDIT, COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEES; AND [(II)] ELIMINATE THE STAGGERED BOARD AND OTHER CHARTER AND BY-LAW IMPEDIMENTS THAT WOULD ALLOW INDEPENDENT STOCKHOLDER NOMINEES TO STAND FOR ELECTION AS INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS; AND [(III)] ELIMINATE THE OTHER ANTI-TAKEOVER PROVISIONS; AND [(IV)] REDEEM THE STOCKHOLDER RIGHTS PLAN (POISON PILL); AND [(V)] LAUNCH AN INDEPENDENT INVESTIGATION OF CONFLICTS OF INTEREST INVOLVING MIIX, THE MIIX ADVANTAGE TRANSACTION, POTENTIAL BREACHES OF FIDUCIARY DUTY BY MANAGEMENT THAT SERVE BOTH COMPANIES, THE THEFT OF CORPORATE OPPORTUNITY THAT DEPRIVES MIIX FROM RE-ENTERING THE POTENTIALLY LUCRATIVE NEW JERSEY MALPRACTICE MARKET, THE REASONS FOR REJECTION OF ALTERNATIVE TRANSACTIONS THAT HAVE BEEN PRESENTED TO THE COMPANY AS ALTERNATIVES TO THE MIIX ADVANTAGE TRANSACTION, AND TO EVALUATE ADDITIONAL AVENUES TO MAXIMIZE STOCKHOLDER VALUE." (as expressed in the Notices)

Management does not know whether the stockholder will attend the Annual Meeting and, if so, whether he will move adoption of any or all of the foregoing proposals. ALTHOUGH THE COMPANY DOES NOT BELIEVE THAT THE STOCKHOLDER HAS COMPLIED WITH THE PROVISIONS OF THE BY-LAWS TO ENTITLE HIM TO INTRODUCE HIS PROPOSALS, THE PERSONS DESIGNATED AS PROXIES INTEND TO EXERCISE THEIR DISCRETIONARY AUTHORITY TO VOTE AGAINST ANY SUCH PROPOSALS INTRODUCED AT THE MEETING.

2004 ANNUAL MEETING

Any stockholder proposal intended for inclusion in the proxy material for the 2004 annual meeting of the stockholders must be received by the Secretary of the Company at the Company's principal executive offices no later than December 10, 2003. Where a stockholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the requirements of the Company's By-laws. Under the Company's Bylaws, written notice must be delivered to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the prior year's annual meeting. This means that for the 2004 annual meeting, written notice must be delivered no later than February 8, 2004. If a stockholder gives notice of such a proposal after this deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if raised at our 2004 annual meeting. If the date of the next annual meeting is advanced by more than 20 days or delayed by more than 70 days from the anniversary of the prior year's meeting date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON COPIES OF EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K UPON THE PAYMENT OF A REASONABLE FEE. REQUESTS MAY BE MADE TO THE MIIX GROUP, INCORPORATED, TWO PRINCESS ROAD, LAWRENCEVILLE, NEW JERSEY 08648, ATTENTION: CATHERINE E. WILLIAMS OR BY LOGGING ON TO THE COMPANY'S WEBSITE, AND GOING TO "INVESTOR INFORMATION, SEC FILINGS."

By Order of the Board of Directors,



Catherine E. Williams
Senior Vice President,
Business Development and Corporate Secretary
Two Princess Road
Lawrenceville, New Jersey 08648
April 8, 2003

                          THE MIIX GROUP, INCORPORATED
                         ANNUAL MEETING OF STOCKHOLDERS
                         10:00 A.M. (EDT), MAY 8, 2003

                                TWO PRINCESS ROAD
                        LAWRENCEVILLE, NEW JERSEY 08648
--------------------------------------------------------------------------------

                              ADVANCE REGISTRATION

Advance registration for The MIIX Group, Incorporated, Annual Meeting will expedite your entry into the meeting.

Attendance at the Annual Meeting is limited to MIIX Group stockholders, members of their immediate family or their named representative. We reserve the right to limit the number of representatives who may attend the meeting. Stockholders may register at the door on the day of the meeting by showing proof of ownership of MIIX Group shares.

o If you plan to attend the Annual Meeting and you hold your MIIX Group shares directly with the Company, please follow the Advance Registration instructions on your proxy form, which was included in the mailing from the Company.

o If your MIIX Group shares are held for you in a brokerage, bank or other institutional account and you wish to pre-register, please send your Annual Meeting Advance Registration Request to:

                        The MIIX Group, Incorporated
                        Two Princess Road
                        Lawrenceville, New Jersey 08648

                        Attention: Catherine E. Williams

Please include the following information:

     o    Your name and complete mailing address.

     o    The name(s) of any family members who will accompany you.

     o If you will be naming a representative to attend the meeting on your behalf, the name of that individual.

     o Proof that you own MIIX Group shares (e.g., a photocopy of a brokerage or other account statement).

APPENDIX A

                              AMENDED AND RESTATED
                AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

I. PURPOSE


The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of (I) the integrity of the financial reports and other financial information provided by the Company to any governmental body or the public; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's independent auditor and the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and the Company's auditing, accounting and financial reporting processes generally; and (4) the Company's compliance with legal and regulatory requirements. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     o Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     o Serve as an independent and objective monitor of the Company's financial reporting process and internal control system.

     o Review and appraise the efforts of the Company's independent auditors and the Company's Finance Department.

     o Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence requirements applicable to audit committee members under the listing standards of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended. All members must meet the financial literacy requirements of the New York Stock Exchange and at least one member shall have financial experience and expertise as required by the rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange by July 30, 2003. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or, at the Company's expense, outside organizations.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until removed by the Board or until their successors shall be duly elected and qualified. No member of the Committee may serve as a member of more than three other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

No member of the Committee may receive compensation from the Company other than director's fees (including additional fees for serving on the Committee) and pension or other deferred compensation for prior service that is not contingent on future service.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet periodically with senior management, the Company's internal auditors and the independent auditors in separate executive sessions. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company's financial statements consistent with Section IV.3. of this Charter. If the Company should make an acquisition, the Committee should meet promptly thereafter to receive reports from management on the financial reporting, systems and internal controls of the business acquired.

IV. RESPONSIBILITIES AND DUTIES

The Committee shall make regular reports to the Board concerning matters within its sphere of responsibilities. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. To fulfill its responsibilities and duties the Committee shall:

DOCUMENTS/REPORTS AND DISCLOSURE REVIEW

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review with financial management and the independent auditor the organization's annual audited financial statements and any significant reports or other significant financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors, and the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

3. Review with financial management and the independent auditors the Company's quarterly financial statements prior to their being filed with the Securities and Exchange Commission, including the results of the independent auditors' review of the quarterly financial statements and the disclosures made in "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

4. Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effect of alternative GAAP methods on the Company's financial statements.

5. Discuss with financial management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the Company's financial statements.

INDEPENDENT AUDITORS

7. Have direct responsibility for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor shall report directly to the Committee.

8. Have the sole authority to retain and terminate the Company's independent auditor (subject, if applicable, to stockholder ratification). The Committee shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditor. The Committee shall not delegate these responsibilities.

9. Consult periodically with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements and internal reports.

10. Obtain timely reports from the independent auditor relating to (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company (3) ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the registered public accounting firm, and (4) other material written communications between the registered public accounting firm and the management of the issuer, such as any management letter or schedule of unadjusted differences.

11. Obtain and review an annual report from the independent auditor (it is understood that the independent auditor is responsible for the accuracy and completeness of this report) regarding (1) the auditor's internal quality-control procedures, (2) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditor and the Company.

12. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and whether the provision of non-audit services, if any, is compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditor. The Committee shall present its conclusions to the Board and, if so determined by the

Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

13. Develop the Company's policy for the hiring of employees or former employees of the independent auditor.

FINANCIAL REPORTING PROCESSES

14. In separate consultation with the independent auditors and the Chief Financial Officer, review the integrity of the organization's financial reporting processes, both internal and external.

15. Review the significant reports to management prepared by the internal auditing staff and management's responses to the reports.

16. Review any major issues concerning the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

17. Receive reports from the Company's Chief Executive Officer and Chief Financial Officer regarding (1) any significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, (2) the identification to the independent auditors of any material weaknesses in the internal controls, and (3) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

18. Consult with management and the independent auditors, out of the presence of the other, regarding their judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

19. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.

20. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

21. Discuss with the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

PROCESS IMPROVEMENT

22. Establish regular and separate systems of reporting to the Committee by management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

23. Following completion of the annual audit, review separately with management and the independent auditors any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

24. Review any disagreements among management and the independent auditors in connection with the preparation of the financial statements (even where management and the independent auditors have subsequently come to an agreement) and resolve such disagreements where necessary.

25. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

ETHICAL AND LEGAL COMPLIANCE

26. Review management's monitoring of the Company's compliance with the organization's Code of Ethical Conduct, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

27. Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal account controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

28. Review, with the Company's counsel, (1) legal compliance matters, including corporate securities trading policies and (2) any legal matter that could have a significant impact on the Company's financial statements.

29. Conduct or authorize investigations into any matters which the Committee believes comes within its scope of responsibilities.

30. Retain, at its discretion, independent counsel, auditors, or others, at the Company's expense, to assist it in fulfilling its duties when the Committee deems necessary.

31. Evaluate its own performance annually and report each year to the full Board regarding on the results of such self-assessment.

32. Perform any other activities consistent with this Charter, the Company's By-Laws and governing law, as the Committee or the Board deem necessary or appropriate.

LIMITATIONS OF AUDIT COMMITTEE'S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Amended and Restated on March 19, 2003.

[LOGO] MIIX
                                            The MIIX Group, Incorporated
                                            c/o EquiServe Trust Company, N.A.
                                            P. O. Box 8240
                                            Edison, NJ 08818-9177

--------------------------------------------------------------------------------
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 2003

Paul J. Hirsch, M.D. and Martin L. Sorger, M.D. or either of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to represent and to vote all stock of The MIIX Group, Incorporated, owned of record on March 21, 2003, by the undersigned at the Annual Meeting of Stockholders to be held at The MIIX Group, Two Princess Road, Lawrenceville, New Jersey, at 10:00 a.m., (EDT), on Thursday, May 8, 2003, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form and as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. The undersigned hereby revokes all prior proxies. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

1. ELECTION OF DIRECTOR NOMINEES:
   1. Harry M. Carnes, M.D.   2. Dominick D'Agosta  3. Bessie M. Sullivan, M.D.

2. APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION DECREASING THE MINIMUM NUMBER OF DIRECTORS TO FIVE.

3. TO TRANSACT SUCH OTHER BUSINESS AS MAY BE PROPERLY BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

(SHARES CANNOT BE VOTED UNLESS THIS PROXY FORM IS SIGNED AND RETURNED, IS SUBMITTED BY TELEPHONE OR VIA THE INTERNET, ARE VOTED IN PERSON, OR OTHER ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.)

COMMENTS/CHANGE OF ADDRESS (Please mark the box on the reverse side.)

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

                                      ATTENDANCE AT THE MIIX GROUP, INCORPORATED ANNUAL MEETING IS
                                      LIMITED TO MIIX STOCKHOLDERS, MEMBERS OF THEIR IMMEDIATE
                                      FAMILIES OR THEIR NAMED REPRESENTATIVES. WE RESERVE THE
                                      RIGHT TO LIMIT THE NUMBER OF GUESTS OR REPRESENTATIVES WHO
                                      MAY ATTEND THE MEETING.

     THE MIIX GROUP, INCORPORATED     STOCKHOLDERS MAY REGISTER AT THE DOOR ON THE DAY OF THE
                                      MEETING BY SHOWING PROOF OF OWNERSHIP OF MIIX GROUP SHARES.

            ANNUAL MEETING                           ADVANCE REGISTRATION INFORMATION
            OF STOCKHOLDERS
                                      Name _______________________________________________________
                                      Address  ___________________________________________________
         THURSDAY, MAY 8, 2003        ________________________________________ Zip  ______________
              10:00 A.M.              Phone Number _______________________________________________
            THE MIIX GROUP            Names of family members who will also attend:
           TWO PRINCESS ROAD          ____________________________________________________________
       LAWRENCEVILLE, NEW JERSEY      ____________________________________________________________
                 08648                I am a MIIX Group Stockholder.  My representative at
                                      the Annual Meeting will be:

                                      ____________________________________________________________
                                                            Please Print

                                      Please return the completed registration form in the
                                      enclosed envelope if you plan to attend the meeting.

-------  PLEASE MARK YOUR
   X     VOTE AS IN THIS
-------  EXAMPLE.


                                                                     [LOGO] MIIX

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND 2.
SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

                           FOR      WITHHELD
1.   Election of
     Directors             / /         / /
     (see reverse)

For, except vote withheld from the following nominee(s):

_____________________________________________

2. Approve an amendment to the Company's Restated Certificate of Incorporation decreasing the minimum number of directors to five.

               / /  FOR            / / AGAINST          / / ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
S
I                                                                               Please use the reverse side for
G                                                                               change of address or comments.
N                                                                               Put an X in this box if you have    / /
                                                                                written on the reverse side.
H
E
R
E
-->  SIGNATURE(S) _____________________________________________ DATE __________                      PLEASE CALL (888) 359-8644
     SIGNATURE:  Please sign exactly as your name or names appear above.                             IF YOU HAVE ANY QUESTIONS.
     If more than one owner, all stockholders must sign. When signing as an attorney, executor, trustee, or guardian, please give your full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
                              TWO EASY WAYS TO VOTE
Dear Stockholder:

The MIIX Group, Incorporated encourages you to take advantage of convenient ways by which you can submit your proxy. You can submit your proxy electronically over the Internet or by telephone. This eliminates the need to return the proxy card.

To submit your proxy electronically, you must use the control number (printed in the box above, just below the perforation) as well as your social security number for this account.

To vote via the Internet:
     o    Log onto the Internet, go to the web site
          HTTP://WWW.EPROXYVOTE.COM/MHU, and follow the on-line instructions on your computer screen.

To vote by telephone:
     o    Using a touch-tone telephone, U.S. and Canadian shareholders may dial
          (877) 779-8683. This telephone number can be called 24 hours a day, 7 days a week. Then follow the instructions to submit your vote.

IF YOU CHOOSE TO SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE, THERE IS
NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

Also, if you have any questions or need assistance in voting, U.S. and Canadian stockholders please call (888) 359-8644.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.